As filed with the Securities and Exchange Commission on April 27, 2001
                              Securities Act Registration No. 333-_________
      =====================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         TORQUE ENGINEERING CORPORATION
             (Exact name of registrant as specified in its charter)

            Delaware                                 83-0317306
(State or other jurisdiction                       (IRS Employer
     of incorporation or                          Identification No.)
         organization)

                                2932 Thorne Drive
                             Elkhart, Indiana 46514
          (Address of Principal Executive Offices, including Zip Code)

                             1999 Stock Option Plan
                            (Full title of the plan)

                        Raymond B. Wedel, Jr., President
                         Torque Engineering Corporation
                    2932 Thorne Drive, Elkhart, Indiana 46514
                     (Name and address of agent for service)

                                 (219) 264-2628
          (Telephone number, including area code, of agent for service)

                                   Copies to:
                                Roger V. Davidson
                    Ballard, Spahr, Andrews & Ingersoll, LLP
              1225 17th Street, Suite 2300, Denver, Colorado 80202
                                 (303) 292-2400

                         CALCULATION OF REGISTRATION FEE



                                                        Proposed Maximum       Proposed Maximum         Amount of
Title of Securities to     Amount to be                Offering Price per      Aggregate Offering      Registration
Be Registered              Registered                       Share                    Price                Fee(1)
-------------------------- ----------------------- ----------------------- ------------------------ ------------------
Common stock, $.00001      90,000 shares(2)        $1.80625                $162,562.50                         $40.64
par value
-------------------------- ----------------------- ----------------------- ------------------------ ------------------
Common stock, $.00001      210,000 shares(2)       $3.25                   $682,500                           $170.63
par value
-------------------------- ----------------------- ----------------------- ------------------------ ------------------
Common stock, $.00001      200,000 shares(2)       $0.93(3)                $186,000(3)                         $46.50
par value
-------------------------- ----------------------- ----------------------- ------------------------ ------------------
Common stock, $.00001      35,543 shares(4)        $1.16                   $41,229.88                          $10.31
par value
-------------------------- ----------------------- ----------------------- ------------------------ ------------------
TOTALS                     535,543 shares                                                                    $ 268.08
-------------------------- ----------------------- ----------------------- ------------------------ ------------------

(1) Calculated under Section 6(b) of the Securities Act as $.000250 of the aggregate offering price.
(2) Outstanding options to purchase a maximum of 500,000 shares of common stock may be issued under the 1999 Stock Option Plan. Options to purchase 300,000 shares have been issued by the Registrant to date. This Registration Statement also covers an indeterminate number of additional shares as may be issuable under the Stock Option Plan by reason of adjustments in the number of shares covered thereby, as described in the Stock Option Plan and the prospectus relating to the Stock Option Plan.
(3) Solely for purpose of computing the registration fee in accordance with Rule 457(h), the price shown is based upon the price of $0.93 per share, the average of the bid and asked prices for the Registrant's common stock as reported on the OTC Bulletin Board on April 23, 2001.
(4) Shares to be issued to Michael Bennett pursuant to the Employment Agreement dated as of January 1, 2001, and executed April 2001.

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference

         The Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000, which has been filed by the Registrant with the Commission, is incorporated herein by reference. All other reports or documents filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the above-mentioned Annual Report on Form 10-KSB are incorporated herein by reference. All other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

         The class of securities to be offered pursuant to this registration statement is the Registrant's common stock, par value $.00001 per share, which is registered under Section 12. The description of the Registrant's common stock is contained in the Registrant's registration statement on Form 10 filed with the Commission on December 3, 1996, pursuant to Section 12 of the Securities Exchange Act of 1934 and is incorporated herein by reference, including any subsequent amendments or reports filed for the purpose of updating such description.

Item 4.  Description of Securities

         The class of securities to be offered is registered under Section 12 and is described under Item 3 above.

Item 5.  Interests of Named Experts and Counsel

         Named experts and counsel do not have a substantial interest, direct or indirect, in the Registrant or any of its parents or subsidiaries and were not connected with the Registrant or any of its parents or subsidiaries as a promoter, managing underwriter (or any principal underwriter), voting trustee, director, officer or employee.

Item 6.  Indemnification of Directors and Officers

         Directors and officers of the Registrant or persons serving at its request as directors or officers of another corporation or enterprise are entitled to indemnification as provided in the Certificate of Incorporation of the Registrant, which provides for indemnification to the fullest extent permitted under the Delaware General Corporation Law. These provisions are broad enough to permit indemnification of such persons from liabilities arising under the Securities Act of 1933.

         There is no litigation pending, and neither the Registrant nor any of its directors know of any threatened litigation, which might result in a claim for indemnification by any director or officer.

Item 7.  Exemption from Registration Claimed

         Not applicable.

Item 8.  Exhibits

         Reference is made to the Exhibit Index appearing on Page 6.

Item 9.  Undertakings

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereto) which, individually or the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

         However, undertakings (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those undertakings is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elkhart, State of Indiana, on April 24, 2001.

                                            TORQUE ENGINEERING CORPORATION

                                             By:  /s/ Raymond B. Wedel, Jr.
                                             -----------------------------
                                             Raymond B. Wedel, Jr., President


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                           Title                          Date
---------                          --------                       -------


/s/ Raymond B. Wedel, Jr.      President and Director             April 24, 2001
------------------------
Raymond B. Wedel, Jr.


/s/ Donald A. Christensen      Secretary and Director             April 25, 2001
------------------------
Donald A. Christensen


/s/ Richard D. Wedel          Chairman, Chief Executive Officer   April 20, 2001
-------------------           Officer and Director
Richard D. Wedel


/s/ I. Paul Arcuri            Vice President, Chief Financial     April 24, 2001
------------------            Officer and Director
I. Paul Arcuri


______________________        Director                            April _, 2001
Clement Lange

                                  EXHIBIT INDEX

     The following exhibits are filed as part of this Registration Statement:

Exhibit
   No.                                                            Description

4.1      Certificate  of   Incorporation  of  Torque   Engineering   Corporation
         (incorporated by reference to Exhibit B to Registrant's Definitive Proxy Statement filed with the Commission on September 24, 1999)

4.1 Bylaws of Torque Engineering Corporation (incorporated by reference to Exhibit C to Registrant's Definitive Proxy Statement filed with the Commission on September 24, 1999)

4.3 1999 Stock Option Plan (incorporated by reference to Exhibit E to Registrant's Definitive Proxy Statement filed with the Commission on September 24, 1999)

4.4 Employment Agreement dated as of January 1, 2001, and executed April 2001, between Registrant and Michael Bennett*

5.1      Opinion of Ballard Spahr Andrews & Ingersoll, LLP*

23.1     Consent of Weinberg & Company, P.A.*

23.2     Consent of Ballard Spahr Andrews & Ingersoll,  LLP (included in Exhibit
         5.1)*

----------------------------
* Filed herewith.